Sound Financial Bancorp, Inc. Q3 2020 Results

SOUND
FINANCIAL BANCORP, INC.

Seattle, WA, October 27, 2020 -- Sound Financial Bancorp, Inc. (Nasdaq: SFBC), the holding company (the "Company") for Sound Community Bank (the "Bank"), today reported net income of $2.3 million for the quarter ended September 30, 2020, or $0.90 diluted earnings per share, as compared to net income of $2.1 million, or $0.82 diluted earnings per share for the quarter ended June 30, 2020 and $1.5 million, or $0.60 diluted earnings per share for the quarter ended September 30, 2019. The Company also announced today that the Board of Directors has declared a cash dividend on Company common stock of $0.15 per share, payable on November 24, 2020 to stockholders of record as of the close of business on November 10, 2020.

Comments from President & Chief Executive Officer

"In the third quarter, the residential loan refinance volume continued to exceed all past performance, while deposit growth also continued, especially in the noninterest bearing products. This deposit growth is partially the result of developing full relationships with PPP borrowers new to the Bank. While, PPP funds will be expended over the balance of the year, these new relationships help us reduce our cost of funds", said Laurie Stewart President and CEO of the Company and the Bank. "We were also successful in selling $12.0 million in subordinated notes in a private placement during the quarter, of which $5.5 of the net proceeds were downstreamed to the Bank", concluded Ms. Stewart.

Q3 2020 Financial Performance

Loans held-for-portfolio remained relatively flat at $689.4 million at September 30, 2020, compared to $690.7 million at June 30, 2020 and increased $76.5 million, or 12.5% from $612.9 million at September 30, 2019. Paycheck Protection Program (PPP) loans totaled $74.8 million at September 30, 2020.

Total assets decreased $4.3 million, or 0.5% to $867.4 million at September 30, 2020, from $871.7 million at June 30, 2020, and increased $152.1 million or, 21.3% from $715.3 million at September 30, 2019.

Total deposits increased 7.9% to $748.9 million at September 30, 2020, from $694.3 million at June 30, 2020 and increased 22.8% from $609.6 million at September 30, 2019. Noninterest-bearing deposits increased $9.8 million, or 6.8%, to $152.2 million at September 30, 2020 compared to $142.5 million at June 30, 2020 and increased $49.1 million, or 47.6% compared to $103.2 million at September 30, 2019.

The company issued and sold $12.0 million in subordinated notes in a private placement during the quarter ended September 30, 2020, resulting in net proceeds of approximately $11.7 million.

Net interest income decreased 3.4% to $6.7 million for the quarter ended September 30, 2020, from $6.9 million for the quarter ended June 30, 2020 and increased 0.2% from $6.6 million for the quarter ended September 30, 2019.

Provision for loan losses was $275,000 for the quarter ended September 30, 2020, compared to $400,000 for the quarter ended June 30, 2020 and $250,000 for the quarter ended September 30, 2019. The allowance for loan losses to total nonperforming loans was 180.6% and to total loans was 0.87% at September 30, 2020.

Net gain on sale of loans was $1.8 million for the quarter ended September 30, 2020, compared to $1.3 million for the quarter ended June 30, 2020 and $305,000 for the quarter ended September 30, 2019.

Cost of funds was 0.97% for the quarter ended September 30, 2020, compared to 1.05% for the quarter ended June 30, 2020 and 1.27% for the quarter ended September 30, 2019.

The Bank continued to maintain capital levels in excess of the regulatory requirements and was categorized as "well-capitalized" at September 30, 2020.

Operating Results

Net interest income decreased $236,000, or 3.4%, to $6.7 million during the quarter ended September 30, 2020, compared to $6.9 million during the quarter ended June 30, 2020 and increased $14,000, or 0.2%, from $6.6 million during the quarter ended September 30, 2019. The decrease from the prior quarter was primarily a result of lower interest income on loans and higher interest expense. The increase from the same quarter one year ago was primarily a result of higher interest income on loans and lower interest expense.

Interest income decreased $200,000, or 2.3%, to $8.5 million during the quarter ended September 30, 2020, compared to $8.7 million during the quarter ended June 30, 2020 and decreased $68,000, or 0.8%, compared to $8.6 million during the quarter ended September 30, 2019. The decrease from the prior quarter-end was due to lower loan yields, partially offset by higher interest income on investments. The decrease from the prior year was due to lower interest income on investments, partially offset by higher interest income on higher average loan balances resulting primarily from loans made by the Bank through its participation in the U.S. Small Business Administration’s (“SBA”) PPP. Interest income on loans decreased $209,000, or 2.4%, to $8.4 million for the quarter ended September 30, 2020, compared to $8.6 million for the quarter ended June 30, 2020, and increased $227,000, or 2.8%, compared to $8.2 million for the quarter ended September 30, 2019. The average balance of loans held-for-portfolio was $694.1 million for the quarter ended September 30, 2020, compared to $683.6 million for the quarter ended June 30, 2020 and $585.8 million for the quarter ended September 30, 2019. The average yield on loans held-for-portfolio was 4.82% for the quarter ended September 30, 2020, compared to 5.07% for the quarter ended June 30, 2020 and 5.54% or the quarter ended September 30, 2019. Interest income on the investment portfolio increased $9,000, or 11.7%, to $86,000 during the quarter ended September 30, 2020, compared to $77,000 during the quarter ended June 30, 2020, and decreased $295,000, or 77.4%, compared to $381,000 during the quarter ended September 30, 2019. The decrease in the interest income on investment securities compared to the same quarter one year ago was due to lower average yields. The average yield on investments was 0.29% for the quarter ended September 30, 2020, compared to 0.46% for the quarter ended June 30, 2020 and 2.30% for the quarter ended September 30, 2019.

Interest expense increased $36,000, or 2.0%, to $1.8 million for the quarter ended September 30, 2020, compared to the quarter ended June 30, 2020 and decreased $82,000, or 4.2%, compared to $1.9 million for the quarter ended September 30, 2019. The increase from the prior quarter was a result of higher weighted-average balance of borrowings, combined with interest expense on subordinated debt issued during the third quarter of 2020. The weighted average balance of borrowings outstanding for the quarter ended September 30, 2020 was $42.2 million, compared to $12.2 million for the quarter ended June 30, 2020. On September 18, 2020, the Company completed a private placement of $12.0 million in aggregate principal amount of 5.25% Fixed-to-Floating Rate Subordinated Notes due 2030 resulting in net proceeds, after placement fees and offering expenses, of approximately $11.7 million. The decrease from the comparable period a year ago was a result of higher percentage of noninterest bearing deposits to total deposits and lower cost of borrowings. The weighted average cost of deposit decreased to 0.96% for the quarter ended September 30, 2020, down seven basis points from 1.03% for the quarter ended June 30, 2020, and down 26 basis points from 1.22% for the quarter ended September 30, 2019. The weighted average cost of borrowings decreased to 1.04% for the quarter ended September 30, 2020, from 2.07% for the quarter ended June 30, 2020, and from 4.65% for the quarter ended September 30, 2019.

During the quarter, the low interest rate environment putting downward pressure on adjustable rate instruments combined with the impact of the low loan yields of the PPP loan portfolio, and a significant increase in low yielding interest-bearing deposits, adversely impacted net interest margin. Net interest margin (annualized) was 3.26% for the quarter ended September 30, 2020, compared to 3.69% for the quarter ended June 30, 2020 and 4.03% for the quarter ended September 30, 2019. The decreases from the prior quarter-end and a year ago period were also due to yields earned on interest-earning assets declining at a faster rate than interest rates paid on interest-bearing liabilities as changes in the average rate paid on interest-bearing deposits tend to lag changes in market interest rate. The average yield on PPP loans was 2.79%, including the recognition of the net deferred fees, resulting in a negative impact to the net interest margin of four basis points during the quarter ended September 30, 2020, compared to six basis points impact during the quarter ended June 30, 2020.

The Company recorded a provision for loan losses of $275,000 for the quarter ended September 30, 2020, compared to a provision for loan losses of $400,000 for the quarter ended June 30, 2020 and a provision for loan losses of $250,000 for the quarter ended September 30, 2019. The decrease in the provision for loan losses in the current quarter compared to the prior quarter was primarily due to decreases in the balance of the loans held-for-portfolio and to a lesser extent the decrease in non-performing loans. Our provision for loan losses in the current quarter not only reflects probable credit losses based upon the conditions that existed as of September 30, 2020, but also gives consideration to the inherent losses from impacts of the COVID-19 pandemic.

Noninterest income increased $489,000, or 31.0%, to $2.1 million for the quarter ended September 30, 2020, compared to $1.6 million for the quarter ended June 30, 2020 and increased $1.0 million, or 93.8%, from $1.1 million for the quarter ended September 30, 2019. The increase from the sequential quarter and the same period a year ago was primarily due to an increase in gain on sale of loans, partially offset by a decrease in the mark-to-market adjustment on fair value of mortgage servicing rights. Loans sold during the quarter ended September 30, 2020, totaled $89.5 million, compared to $57.3 million and $16.6 million during the quarters ended June 30, 2020 and September 30, 2019, respectively as the volume of loans originated for sale increased significantly due to refinance activity increasing as a result of the recent reductions in market interest rates.

Noninterest expense increased $124,000, or 2.3%, to $5.5 million for the quarter ended September 30, 2020, compared to $5.4 million for the quarter ended June 30, 2020 and increased $10,000, or 0.2%, from $5.5 million for the quarter ended September 30, 2019. The increase from the quarter ended June 30, 2020 was primarily a result of increases in operations expense of $64,000, salaries and benefits expense of $62,000 and data processing expense of $62,000 during the quarter, partially offset by a decrease in occupancy expense of $55,000.

The increase in noninterest expense compared to the quarter ended September 30, 2019 was primarily due to increases of $160,000 in regulatory assessments and $120,000 in data processing expense, partially offset by a $195,000 decrease in salaries and benefits expense. Data processing expense increased due to technology investments and variable costs associated with loan origination system activity. Salaries and benefits expense decreased primarily due to an increase in deferred loan origination costs related to the PPP loans.

The efficiency ratio for the quarter ended September 30, 2020 was 63.36%, compared to 63.79% for the quarter ended June 30, 2020 and 71.57% for the year ended September 30, 2019. The improvement in the efficiency ratio for the current quarter compared to the same quarter in 2019 primarily was due to higher noninterest income in the current quarter while expenses were relatively flat.

Balance Sheet Review, Capital Management and Credit Quality

Assets at September 30, 2020 totaled $867.4 million, compared to $871.7 million at June 30, 2020 and $715.3 million at September 30, 2019. The decrease in assets from the sequential quarter was primarily due to lower balances of cash and cash equivalents and loans held-for-portfolio, partially offset by an increase in loans held-for-sale and available-for-sale securities. The increase from a year ago was primarily a result of higher balances in loans held-for-portfolio, loans held-for-sale, cash and cash equivalents and available-for-sale securities.

Cash and cash equivalents decreased $14.8 million, or 11.3%, to $115.8 million at September 30, 2020, compared to $130.5 million at June 30, 2020, and increased $56.9 million, or 96.6%, compared to $58.9 million at September 30, 2019. The decrease from the prior quarter-end was due to repayment of borrowings from the Paycheck Protection Program Lending Facility ("PPPLF"), the purchase of investment securities and an increase in loans originated for held-for-sale, partially offset by proceeds received from deposit growth and the issuance of subordinated debt. The increase from a year ago was due to deposit growth, the pay downs in residential loans, including home equity loans and lines of credit, and the proceeds received from the issuance of subordinated debt.

Available-for-sale securities totaled $13.3 million at September 30, 2020, compared to $10.2 million at June 30, 2020, and $7.8 million at September 30, 2019. Increase in available for sale securities from prior quarter and a year ago was due to purchase of investment securities.

Loans held-for-sale totaled $16.1 million at September 30, 2020, compared to $7.4 million at June 30, 2020 and increased from $1.6 million at September 30, 2019.

Loans held-for-portfolio decreased to $689.4 million at September 30, 2020, compared to $690.7 million at June 30, 2020 and increased from $612.9 million at September 30, 2019. The largest decreases in the loan portfolio compared to the prior quarter were in construction and land, floating home and home equity loan portfolios. At September 30, 2020, compared to the prior quarter, construction and land loans decreased $3.9 million, or 5.2%, to $72.2 million, floating home loans decreased $3.9 million, or 8.3%, to $42.4 million, and home equity loans decreased $1.6 million, or 8.1%, to $17.7 million. The decreases were partially offset by increases of $2.8 million in commercial and multifamily, $2.4 million in one-to-four family, $1.7 million in other consumer and $1.3 million in commercial business loan portfolios. At September 30, 2020, compared to the comparable quarter in 2019, commercial business loans increased $74.1 million, or 200.8%, to $111.0 million primarily driven by our origination of $74.8 million in PPP loans, commercial and multifamily real estate loans increased $21.2 million, or 8.3%, to $275.9 million, and consumer loans increased $6.9 million, or 10.1%, to $75.6 million, with the largest increase in consumer loans coming from other consumer loans, which increased $4.5 million, or 57.4%. These increases were partially offset by decreases in one-to-four family loans, which decreased $11.7 million, or 7.7%, to $140.4 million, home equity loans, which decreased $9.1 million, or 34.0%, to $17.7 million and construction and land loans, which decreased $3.7 million, or 4.9%, to $72.2 million. At September 30, 2020, commercial and multifamily real estate loans accounted for approximately 39.8% of total loans, one-to-four family loans, including home equity loans accounted for approximately 22.8% of total loans, and commercial business loans accounted for approximately 16.0% of total loans. Consumer loans accounted for approximately 10.9% of total loans and construction and land loans accounted for approximately 10.4% of total loans and loans at September 30, 2020.

Deposits increased $54.5 million, or 7.9%, to $748.9 million at September 30, 2020, compared to $694.3 million at June 30, 2020 and increased $139.2 million, or 22.8%, compared to $609.6 million at September 30, 2019. The increase in deposits compared to the prior quarter was due to increases in the balance of all deposit products. The increase in deposits compared to the year ago quarter was due primarily to disbursements of PPP loan funds into borrowers’ deposit accounts as well as reduced withdrawals reflecting changes in customer spending habits due to the COVID-19 pandemic. We continue our efforts to increase noninterest-bearing deposits, which increased $9.8 million, or 6.8% to $152.2 million at September 30, 2020, compared to $142.5 million at June 30, 2020 and increased $49.1 million, or 47.6% from $103.2 million at September 30, 2019.

Total borrowings consisting of PPPLF and FHLB advances decreased $72.3 million, to $7.5 million at September 30, 2020, from $79.8 million at June 30, 2020, and decreased $5.0 million, or 39.8% compared to $12.5 million at September 30, 2019. The decrease from the prior quarter-end is attributable entirely to repayment of PPPLF borrowings. As previously discussed, the Company also completed a private placement of $12.0 million in aggregate principal amount of 5.25% Fixed-to-Floating Rate Subordinated Notes due 2030 resulting in net proceeds, after placement fees and offering expenses, of approximately $11.7 million. The Company intends to use the proceeds from the sale of the notes for general corporate purposes.

Nonperforming assets ("NPAs"), which are comprised of nonaccrual loans, nonperforming troubled debt restructurings ("TDRs"), other real estate owned ("OREO") and other repossessed assets decreased $164,000, or 4.0%, to $3.9 million at September 30, 2020, from $4.1 million at June 30, 2020 and decreased $614,000, or 13.6% from $4.5 million at September 30, 2019. NPAs to total assets were 0.45%, 0.47% and 0.63% at September 30, 2020, June 30, 2020 and September 30, 2019, respectively. The allowance for loan losses totaled $6.0 million, or 0.87% of total loans outstanding, at both September 30, 2020 and June 30, 2020, compared to $5.6 million, or 0.91% of total loans outstanding, at September 30, 2019. Excluding PPP loans of $74.8 million which are 100% guaranteed by the SBA, the allowance for loan losses totaled 0.97% of total loans outstanding at September 30, 2020, compared to 0.97% of total loans outstanding at June 30, 2020, excluding PPP loans of $73.1 million (See Non-GAAP reconciliation below). Net loan charge-offs during the third quarter of 2020 totaled $318,000 compared to net charge-offs of $262,000 for the second quarter 2020 and net charge-offs of $2,000 for the third quarter of 2019.

We are continuing to provide payment relief for both consumer and business clients, most of which relief involves interest only or payment deferrals that range from 90 to 180 days. Deferred loans are re-evaluated at the end of the deferral period and will either return to the original loan terms or be reassessed at that time to determine if a further modification should be granted and if a downgrade in risk rating is appropriate. As of September 30, 2020, we have provided payment relief related to COVID-19 on 52 commercial loans totaling $40.2 million and 65 residential loans totaling $14.5 million, of which 7 commercial loans totaling $2.6 million and 10 residential loans totaling $1.8 have resumed their normal loan payments or matured. The $50.3 million of loans that are still under payment relief at September 30, 2020, include 26 residential loans totaling $9.2 million that have entered into a second payment forbearance agreement and eight residential loans totaling $808,000 with a weighted average loan-to value of 76% that have entered into a third payment forbearance agreement. All of these loan modification have been made in response to the COVID-19 pandemic and are not classified as troubled debt restructurings. We believe the steps we are taking are necessary to effectively manage our portfolio and assist our clients through the ongoing uncertainty surrounding the duration, impact and government response to the COVID-19 pandemic.

The following table summarizes our NPAs (dollars in thousands, unaudited):

	September 30, 2020		June 30, 2020		September 30, 2019
	Balance	% of Total	Balance	% of Total	Balance	% of Total
Nonperforming Loans:
One-to-four family	$1,602	41.2%	$1,670	41.2%	$2,075	46.1%
Home equity loans	146	3.8	222	5.4	487	10.8
Commercial and multifamily	353	9.1	352	8.7	353	7.8
Construction and land	555	14.3	—	—	80	1.8
Manufactured homes	131	3.4	117	2.9	271	6.0
Floating homes	529	13.6	282	7.0	—	—
Commercial business	—	—	837	20.6	170	3.8
Total nonperforming loans	3,316	85.2	3,480	85.8	3,436	76.3
OREO and Other Repossessed Assets:
One-to-four family	—	—	—	—	494	11.0
Commercial and multifamily	575	14.8	575	14.2	575	12.7
Total OREO and repossessed assets	575	14.8	575	14.2	1,069	23.7
Total nonperforming assets	$3,891	100%	$4,055	100.0%	$4,505	100%

The following table summarizes the allowance for loan losses (dollars in thousands, unaudited):

	For the Quarter Ended:
	September 30, 2020	June 30, 2020	September 30, 2019
Allowance for Loan Losses
Balance at beginning of period	$6,031	$5,893	$5,370
Provision for loan losses during the period	275	400	250
Net charge-offs during the period	(318)	(262)	(2)
Balance at end of period	$5,988	$6,031	$5,618
Allowance for loan losses to total loans	0.87%	0.87%	0.91%
Allowance for loan losses to total loans (excluding PPP loans) (1)	0.97%	0.97%	nm
Allowance for loan losses to total nonperforming loans	180.58%	173.30%	163.50%

(1) Represents a non-GAAP financial measure. See Non-GAAP Financial Measures in this earnings release for a reconciliation of our non-GAAP measures to the most directly comparable GAAP financial measure.

Sound Financial Bancorp, Inc., a bank holding company, is the parent company of Sound Community Bank, and is headquartered in Seattle, Washington with full-service branches in Seattle, Tacoma, Mountlake Terrace, Sequim, Port Angeles, Port Ludlow and University Place. Sound Community Bank is a Fannie Mae Approved Lender and Seller/Servicer with one Loan Production Office located in the Madison Park neighborhood of Seattle, Washington. For more information, please visit www.soundcb.com.

Forward Looking Statement Disclaimer

When used in filings by Sound Financial Bancorp, Inc. (the "Company") with the Securities and Exchange Commission (the "SEC"), in the Company's press releases or other public or stockholder communications, and in oral statements made with the approval of an authorized executive officer, the words or phrases "will likely result," "are expected to," "will continue," "is anticipated," "estimate," "project," "intends" or similar expressions are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements, which are based on various underlying assumptions and expectations and are subject to risks, uncertainties and other unknown factors, may include projections of our future financial performance based on our growth strategies and anticipated trends in our business. These statements are only predictions based on our current expectations and projections about future events, and may turn out to be wrong because of inaccurate assumptions we might make, because of the factors illustrated below or because of other important factors that we cannot foresee that could cause our actual results to be materially different from the historical results or from any future results expressed or implied by such forward-looking statements.

Factors which could cause actual results to differ materially, include, but are not limited to: the effect of the COVID-19 pandemic, including on the Company’s credit quality and business operations, as well as its impact on general economic and financial market conditions and other uncertainties resulting from the COVID-19 pandemic, such as the extent and duration of the impact on public health, the U.S. and global economies, and consumer and corporate customers, including economic activity, employment levels and market liquidity; legislative changes; changes in policies by regulatory agencies; fluctuations in interest rates; the risks of lending and investing activities, including changes in the level and direction of loan delinquencies and write-offs and changes in estimates of the adequacy of the allowance for loan losses; the Company's ability to access cost-effective funding; fluctuations in real estate values and both residential and commercial real estate market conditions; demand for loans and deposits in the Company's market area; secondary market conditions for loans; results of examinations of the Company or its wholly owned bank subsidiary by their regulators; competition; changes in management's business strategies; changes in the regulatory and tax environments in which the Company operates; and other factors described in the Company's latest annual Report on Form 10-K and Quarterly Reports on Form 10-Q and other filings with the Securities and Exchange Commission – which are available at www.soundcb.com and on the SEC's website at www.sec.gov.

The Company does not undertake - and specifically declines any obligation - to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

KEY FINANCIAL RATIOS
(unaudited)

	For the Quarter Ended
	Sept. 30, 2020	Jun. 30, 2020	Sept. 30, 2019	Sequential Quarter % Change	Year over Year % Change
Annualized return on average assets	1.08%	1.08%	0.88%	—%	22.7%
Annualized return on average equity	11.33	10.65	8.11	6.4	39.7
Annualized net interest margin	3.26	3.69	4.03	(11.7)	(19.1)
Annualized efficiency ratio	63.36%	63.79%	71.57%	(0.7)%	(11.5)%

PER COMMON SHARE DATA
(Shares in thousands, unaudited)

	At or For the Quarter Ended
	Sept. 30, 2020	Jun. 30, 2020	Sept. 30, 2019	Sequential Quarter % Change	Year over Year % Change
Basic earnings per share	$0.90	$0.83	$0.61	9.0%	48.3%
Diluted earnings per share	$0.90	$0.82	$0.60	9.2	49.3
Weighted-average basic shares outstanding	2,563	2,560	2,526	0.1	1.5
Weighted-average diluted shares outstanding	2,589	2,580	2,578	0.4	0.4
Common shares outstanding at period-end	2,595	2,595	2,568	—	1.1
Book value per share	$31.72	$30.92	$29.60	2.6%	7.2%

CONSOLIDATED INCOME STATEMENTS
(Dollars in thousands, unaudited)

	For the Quarter Ended
	Sept. 30, 2020	Jun. 30, 2020	Sept. 30, 2019	Sequential Quarter % Change	Year over Year % Change
Interest income	$8,508	$8,708	$8,576	(2.3)%	(0.8)%
Interest expense	1,848	1,812	1,930	2.0	(4.2)
Net interest income	6,660	6,896	6,646	(3.4)	0.2
Provision for loan losses	275	400	250	(31.3)	10.0
Net interest income after provision for loan losses	6,385	6,496	6,396	(1.7)	(0.2)
Noninterest income:
Service charges and fee income	510	429	512	18.9	(0.4)
Earnings on cash surrender value of bank-owned life insurance	102	90	81	13.3	25.9
Mortgage servicing income	260	235	259	10.6	0.4
Fair value adjustment on mortgage servicing rights	(623)	(437)	(90)	42.6	592.2
Net gain on sale of loans	1,819	1,262	305	44.1	496.4
Total noninterest income	2,068	1,579	1,067	31.0	93.8
Noninterest expense:
Salaries and benefits	2,880	2,818	3,075	2.2	(6.3)
Operations	1,390	1,326	1,397	4.8	(0.5)
Regulatory assessments	111	120	(49)	(7.5)	(326.5)
Occupancy	442	497	509	(11.1)	(13.2)
Data processing	707	645	587	9.6	20.4
Net loss and expenses on OREO and repossessed assets	—	—	1	nm	nm
Total noninterest expense	5,530	5,406	5,520	2.3	0.2
Income before provision for income taxes	2,923	2,669	1,943	9.5	50.4
Provision for income taxes	588	541	395	8.7	48.9
Net income	$2,335	$2,128	$1,548	9.7%	50.8%
nm = not meaningful

	Nine Months Ended
	Sept. 30, 2020	Sept. 30, 2019	Year over Year % Change
Interest income	$25,863	$25,733	0.5%
Interest expense	5,578	5,591	(0.2)
Net interest income	20,285	20,142	0.7
Provision (recapture) for loan losses	925	(150)	716.7
Net interest income after provision (recapture) for loan losses	19,360	20,292	(4.6)
Noninterest income:
Service charges and fee income	1,433	1,437	(0.3)
Earnings on cash surrender value of bank-owned life insurance	207	267	(22.5)
Mortgage servicing income	739	756	(2.2)
Fair value adjustment on mortgage servicing rights	(1,423)	(576)	(147.0)
Net gain on sale of loans	3,399	1,000	239.9
Total noninterest income	4,355	2,884	51.0
Noninterest expense:
Salaries and benefits	8,933	9,369	(4.7)
Operations	4,109	4,481	(8.3)
Regulatory assessments	480	178	169.7
Occupancy	1,437	1,560	(7.9)
Data processing	1,923	1,547	24.3
Net loss and expenses on OREO and repossessed assets	—	11	(100.0)
Total noninterest expense	16,882	17,146	(1.5)
Income before provision for income taxes	6,833	6,030	13.3
Provision for income taxes	1,390	1,221	13.8
Net income	$5,443	$4,809	13.2%

CONSOLIDATED BALANCE SHEET
(Dollars in thousands, unaudited)

	Sept. 30, 2020	Jun. 30, 2020	Sept. 30, 2019	Sequential Quarter % Change	Year over Year % Change
ASSETS
Cash and cash equivalents	$115,762	$130,537	$58,873	(11.3)%	96.6%
Available-for-sale securities, at fair value	13,296	10,198	7,841	30.4	69.6
Loans held-for-sale	16,063	7,364	1,644	118.1	877.1
Loans held-for-portfolio	689,434	690,703	612,903	(0.2)	12.5
Allowance for loan losses	(5,988)	(6,031)	(5,618)	(0.7)	6.6
Total loans held-for-portfolio, net	683,446	684,672	607,285	(0.2)	12.5
Accrued interest receivable	2,536	2,346	2,206	8.1	15.0
Bank-owned life insurance, net	14,404	14,281	14,002	0.9	2.9
Other real estate owned ("OREO") and other repossessed assets, net	575	575	1,069	—	(46.2)
Mortgage servicing rights, at fair value	3,339	3,113	3,226	7.3	3.5
Federal Home Loan Bank ("FHLB") stock, at cost	1,164	1,164	1,358	—	(14.3)
Premises and equipment, net	6,466	6,675	6,570	(3.1)	(1.6)
Right-of-use assets	6,945	7,166	7,896	(3.1)	(12.0)
Other assets	3,382	3,570	3,349	(5.3)	1.0
TOTAL ASSETS	$867,378	$871,661	$715,319	(0.5)	21.3
LIABILITIES
Interest-bearing deposits	$596,613	$551,841	$506,469	8.1	17.8
Noninterest-bearing deposits	152,237	142,481	103,152	6.8	47.6
Total deposits	748,850	694,322	609,621	7.9	22.8
Borrowings	7,500	79,841	12,450	(90.6)	(39.8)
Accrued interest payable	213	204	212	4.4%	0.5
Lease liabilities	7,348	7,561	8,252	(2.8)	(11.0)
Other liabilities	7,783	8,335	7,565	(6.6)	2.9
Advance payments from borrowers for taxes and insurance	1,678	1,163	1,203	44.3	39.5
Subordinated debt, net	11,676	—	—	nm	nm
TOTAL LIABILITIES	785,048	791,426	639,303	(0.8)	22.8
STOCKHOLDERS' EQUITY:
Common stock	25	25	25	—	—
Additional paid-in capital	27,018	26,894	26,162	0.5	3.3
Unearned shares – Employee Stock Ownership Plan ("ESOP")	(142)	(170)	(255)	(16.5)	(44.3)
Retained earnings	55,170	53,224	49,899	3.7	10.6
Accumulated other comprehensive income, net of tax	259	262	185	(1.1)	40.0
TOTAL STOCKHOLDERS' EQUITY	82,330	80,235	76,016	2.6	8.3
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$867,378	$871,661	$715,319	(0.5)%	21.3%

nm = not meaningful

LOANS
(Dollars in thousands, unaudited)

	Sept. 30, 2020	Jun. 30, 2020	Sept. 30, 2019	Sequential Quarter % Change	Year over Year % Change
Real estate loans:
One-to-four family	$140,356	$137,988	$152,088	1.7%	(7.7)%
Home equity	17,727	19,286	26,851	(8.1)	(34.0)
Commercial and multifamily	275,876	273,084	254,628	1.0	8.3
Construction and land	72,166	76,089	75,846	(5.2)	(4.9)
Total real estate loans	506,125	506,447	509,413	(0.1)	(0.6)
Consumer Loans:
Manufactured homes	20,947	21,227	20,406	(1.3)	2.7
Floating homes	42,399	46,256	40,481	(8.3)	4.7
Other consumer	12,252	10,585	7,785	15.7	57.4
Total consumer loans	75,598	78,068	68,672	(3.2)	10.1
Commercial business loans	111,025	109,719	36,910	1.2	200.8
Total loans	692,748	694,234	614,995	(0.2)	12.6
Less:
Deferred fees, net	(3,314)	(3,531)	(2,092)	(6.1)	58.4
Allowance for loan losses	(5,988)	(6,031)	(5,618)	(0.7)	6.6
Total loans held for portfolio, net	$683,446	$684,672	$607,285	(0.2)%	12.5%

DEPOSITS
(Dollars in thousands, unaudited)

	Sept. 30, 2020	Jun. 30, 2020	Sept. 30, 2019	Sequential Quarter % Change	Year over Year % Change
Noninterest-bearing	$152,237	$142,481	$103,152	6.8%	47.6%
Interest-bearing	214,253	185,640	159,102	15.4	34.7
Savings	78,549	73,027	56,560	7.6	38.9
Money market	62,773	54,332	48,323	15.5	29.9
Certificates	241,038	238,842	242,484	0.9	(0.6)
Total deposits	$748,850	$694,322	$609,621	7.9%	22.8%

CREDIT QUALITY DATA
(Dollars in thousands, unaudited)

	At or For the Quarter Ended
	Sept. 30, 2020	Jun. 30, 2020	Sept. 30, 2019	Sequential Quarter % Change	Year over Year % Change
Nonaccrual loans	$2,965	$3,207	$2,501	(7.5)%	18.6%
Nonperforming TDRs	351	273	935	28.6	(62.5)
Total nonperforming loans	3,316	3,480	3,436	(4.7)	(3.5)
OREO and other repossessed assets	575	575	1,069	—	(46.2)
Total nonperforming assets	$3,891	$4,055	$4,505	(4.0)	(13.6)
Net charge-offs during the quarter	(318)	(262)	(2)	(21.4)	nm
Provision for loan losses during the quarter	275	400	250	(31.3)	10.0
Allowance for loan losses	5,988	6,031	5,618	(0.7)	6.6
Allowance for loan losses to total loans	0.87%	0.87%	0.91%	—%	(4.4)
Allowance for loan losses to total nonperforming loans	180.58%	173.30%	163.50%	4.2%	10.4
Nonperforming loans to total loans	0.48%	0.50%	0.56%	(4.0)%	(14.3)
Nonperforming assets to total assets	0.45%	0.47%	0.63%	(4.3)%	(28.6)%

OTHER STATISTICS
(Dollars in thousands, unaudited)

	At or For the Quarter Ended
	Sept. 30, 2020	Jun. 30, 2020	Sept. 30, 2019	Sequential Quarter % Change	Year over Year % Change
Sound Community Bank:
Total loans to total deposits	94.21%	100.54%	100.81%	(6.3)%	(6.5)%
Noninterest-bearing deposits to total deposits	20.33%	20.52%	16.92%	(0.9)%	20.2%
Sound Financial Bancorp, Inc.:
Average total assets for the quarter	$856,186	$791,545	$694,641	8.2%	23.3%
Average total equity for the quarter	$81,994	$80,381	$75,756	2.0%	8.2%

Non-GAAP Financial Measures

We have presented a non-GAAP financial measure in addition to results presented in accordance with GAAP for the allowance for loan losses to total loans excluding PPP loans. The Bank has presented this non-GAAP financial measure because it believes that it provides useful information to assess the Bank’s allowance for loan losses. The non-GAAP financial measure has inherent limitations and is not required to be uniformly applied. Further, this non-GAAP financial measure should not be considered in isolation or as a substitute for the allowance for loan losses to total loans determined in accordance with GAAP and may not be comparable to similarly titled measures reported by other financial institutions. Reconciliation of the GAAP and non-GAAP financial measurement is presented in the table below.

Non-GAAP Reconciliation
(Dollars in thousands, unaudited)

The following table reconciles the Company’s calculation of the allowance for loan losses to period-end loans:

	At or For the Quarter Ended:
	Sept. 30, 2020	Jun. 30, 2020	Sept. 30, 2019
Allowance for loan losses	$(5,988)	$(6,031)	$(5,618)
Total loans	689,434	690,703	612,903
Less: PPP loans	74,783	73,150	—
Total loans, net of PPP loans	$614,651	$617,553	$612,903
Allowance for loan losses to total loans (GAAP)	0.87%	0.87%	0.91%
Allowance for loan losses to total loans, excluding PPP loans	0.97%	0.97%	nm

Media:	Financial:
Laurie Stewart	Daphne Kelley
President/CEO	EVP/CFO
(206) 448-0884 x306	(206) 448-0884 x305